Exhibit 5.2

大成 Salans FMC SNR Denton McKenna Long dentons.cn

FingerMotion, Inc.	Date December 14, 2022

1460 Broadway
New York, New York
USA 10036

Attention: Board of Directors

Dear Sirs:

We have acted as counsel to FingerMotion, Inc., a Delaware corporation (the “Company”), in connection with the validity of its variable interest entity structure (“VIE Structure”) in the Mainland China. Based on the materials provided, this legal opinion sets forth our analysis and opinions.

In rendering this opinion set for below, we have reviewed the articles of association of the following companies and the VIE Structure is listed as below:

(a)	Shanghai Jiuge Corporate Management Co., Ltd (上海九鸽企业管理有限公司, “WFOE”) was incorporated and wholly owned by Finger Motion (CN) Limited（“Fingermotion HK”）and it is duly existing under the laws of the Mainland China;

(b)	Shanghai Jiuge Information Technology Co., Ltd. (上海九鸽信息科技有限公司, the “VIE Company”) was incorporated and wholly owned by a Chinese natural person Ms. LI Li (李莉), and it is duly existing under the laws of the Mainland China;

(c)	Beijing Xunlian Tianxia Technology Co., Ltd. (北京迅联天下科技有限公司, “Xunlian Tianxia”) was incorporated by the VIE Company and a natural person Mr. Yu Fei (郁飞) and it is duly existing under the laws of the Mainland China, and the corresponding shareholding percentage held by the VIE Company and Mr. Yu Fei (郁飞) in Xunlian Tianxia is 99% and 1%;

大成 Salans FMC SNR Denton McKenna Long dentons.cn

(d)	Shanghai TengLian JiuJiu Information Communication Technology Co., Ltd. (上海腾联九玖信息通信科技有限公司, “Tenglian Jiujiu”) was incorporated by the VIE Company and a natural person Mr. Yu Fei ( 郁飞) and it is duly existing under the laws of the Mainland China, and the corresponding shareholding percentage held by the VIE Company and Mr. Yu Fei (郁飞) in Tenglian Jiujiu is 99%.

In rendering this opinion set for below, we have also reviewed a series of agreements (“VIE Agreements”) signed by the WFOE, the VIE Company and its registered shareholder Ms. LI Li (李莉) for the purposes of endorsing the WFOE with full control over the VIE Company:

(e)	Exclusive Call Option Agreement dated as of October 16, 2018,

(f)	Exclusive Consulting Agreement dated as of October 16, 2018,

(g)	Loan Agreement dated as of October 16, 2018,

(h)	Power of Attorney dated as of October 16, 2018, and

(i)	Share Pledge Agreement dated as of October 16, 2018.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that the VIE Structure is valid under the laws of the Mainland China, since:

(a)	the WFOE, the VIE Company, Xunlian Tianxia and Tenglian Jiujiu are duly incorporated and existing under the laws of the Mainland China according to the information available to the public;

(b)	the VIE Agreements were duly signed and are valid and binding on the parties thereof and they give the WFOE full control over the VIE Company and the subsidiaries of it;

(c)	in respect of the current and effective PRC laws and regulations, no laws of the Mainland China will have material adverse impact on the legality and validity of the VIE Agreements;

(d)	according to the information available to the public, we noticed that the share pledge of 100% equity interests of the VIE Company under the Share Pledge Agreement has been duly registered with the local administration bureau for State Administration for Market Regulation of the PRC (“SAMR”).

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)	They are confined to and given on the basis of the laws of the Mainland China as of the date of this legal opinion and without any undertaking to advise you of any changes of law or fact that occur after the date of this legal opinion;

(b)	They are based on the information that have been: (i) provided to us by the Company via emails, (ii) disclosed to us by the Company during our telephone conversations or Wechat communications with its relevant persons in charge, and (iii) obtained by us from public resources;

(c)	We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect.

The opinion expressed herein is limited to the matters expressly set forth in this legal opinion and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Company’s amendment to its registration statement on Form S-1 originally filed with the Securities and Exchange Commission on September 8, 2022. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ Beijing Dentons Law Offices, LLP

Date December 14, 2022